Exhibit 99.1

Roper Technologies Announces Transition Plan for Chief Financial Officer

Sarasota, Florida, November 15, 2022 ... Roper Technologies, Inc. (NYSE: ROP) today announced that, effective February 1, 2023, Jason Conley, Roper’s Vice President and Chief Accounting Officer, will succeed Rob Crisci as Executive Vice President and Chief Financial Officer.

Neil Hunn, Roper Technologies’ President and Chief Executive Officer, said, “having worked with Jason for the past eleven years, I have witnessed his leadership capabilities, business judgment, and results orientation. Jason has been integral to the enterprise’s growth, both organically and inorganically, and is uniquely qualified to take on this important role. He brings extensive experience in capital deployment, financial operations, and investor relations, with a broad and deep understanding of our business strategy, structure, and culture.”

Mr. Hunn continued, “Rob has been instrumental to Roper’s success over the past decade. He further developed our world class finance organization, provided great counsel as we deployed $20 billion of capital, and was a valued partner to me, especially during my transition into the CEO role in 2018. On behalf of our Board of Directors and the entire Roper team, we thank Rob for his service and dedication to Roper. We are pleased that Rob plans to continue with us as a strategic advisor after transitioning the CFO role to Jason.” During Mr. Crisci’s tenure, Roper’s revenue more than doubled and market capitalization increased four-fold.

Mr. Crisci said, “having completed our portfolio transformation, it’s the perfect time for me to hand over the CFO reins to Jason, an excellent financial leader and highly trusted colleague. I look forward to continuing to help Neil, Jason, and the team execute on Roper’s proven strategy of compounding cash flow and shareholder returns.”

Mr. Conley, 47, joined Roper in 2006 as head of financial planning and analysis and investor relations, and from 2013 until 2017, he served as Senior Vice President of Finance and Human Resources at the Company’s Managed Health Care Associates business. In 2017 he returned to a corporate role as Roper’s Chief Accounting Officer, where he serves as a key member of the capital deployment team and leads multiple corporate functions. Mr. Conley earlier served in roles of increasing responsibility at Honeywell International and Deloitte. He earned an MBA from the Kellogg School of Management at Northwestern University and a BA from the University of Washington.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500 and Fortune 500. Roper has a proven, long-term track record of compounding cash flow and shareholder value. The Company operates market leading businesses that design and develop vertical software and technology enabled products for a variety of defensible niche markets. Roper utilizes a disciplined, analytical, and process-driven approach to redeploy its excess free cash flow toward high-quality acquisitions. Additional information about Roper is available on the Company’s website at www.ropertech.com.

Contact Information:

Investor Relations

941-556-2601

investor-relations@ropertech.com

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth, profit and cash flow expectations. Forward-looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes,” “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include any ongoing impacts of the COVID-19 pandemic on our business, operations, financial results and liquidity, which will depend on numerous evolving factors which we cannot accurately predict or assess, including: the duration and scope of the pandemic, new variants of the virus and the distribution and efficacy of vaccines; any negative impact on global and regional markets, economies and economic activity; actions governments, businesses and individuals take in response to the pandemic; the effects of the pandemic, including all of the foregoing, on our customers, suppliers, and business partners, and how quickly economies and demand for our products and services recover after the pandemic subsides. Such risks and uncertainties also include our ability to identify and complete acquisitions consistent with our business strategies, integrate acquisitions that have been completed, realize expected benefits and synergies from, and manage other risks associated with, the newly acquired businesses, as well as complete any announced divestitures, including obtaining any required regulatory approvals with respect thereto. We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions and the conditions of the specific markets in which we operate, changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, cybersecurity and data privacy risks, including litigation resulting therefrom, risks related to political instability, armed hostilities, incidents of terrorism, public health crises (such as the COVID-19 pandemic) or natural disasters, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, including as a result of the current inflationary environment and ongoing supply chain constraints environmental compliance costs and liabilities, risks and cost associated with litigation, potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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